Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Dawn M. Thompson
National Processing, Inc.
Phone: 800.255.1157
Fax: 502.315.3535
e-mail: dmthompson@npc.net
www.npc.net

For Immediate Release

National Processing Completes Divestiture
of Business Process Outsourcing Unit

Louisville, Ky., August 29, 2001 – National Processing Company (NPC®) a leading provider of merchant credit card processing and a wholly owned subsidiary of National Processing, Inc. (NYSE: NAP), announced today that it has completed the sale of its Business Process Outsourcing (BPO) services unit to Affiliated Computer Services, Inc. (ACS) for $43 million cash. This transaction completes the transition that NPC began over two years ago to re-focus on its merchant processing business.

NPC’s BPO services unit generated approximately $60 million in annual revenue from processing healthcare claims, credit card applications and airline lift tickets. As part of the transaction, ACS will acquire all of NPC’s offshore operations in Jamaica, the Dominican Republic and Barbados and approximately 75 percent of NPC’s Mexican operations.

About National Processing, Inc.

National Processing, Inc. through its wholly owned operating subsidiary, National Processing Company (NPC®) is a leading provider of merchant credit card processing. National Processing is 86 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), a Cleveland based $94 billion financial holding company. NPC supports over 600,000 merchant locations, representing nearly one out of every five Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through our world-class people, technology and service. Additional information regarding National Processing can be obtained at www.npc.net.

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